Exhibit 10.13
CINGULAR WIRELESS
EXCLUSIVE DEALER AGREEMENT

Dealer	Cingular Wireless
Legal Name: BBI Enterprises, Inc. Business Name (if different): Cyber Cynergy Type of Entity: Corporation (“Dealer”)	Cingular Wireless II, LLC, on behalf of its affiliated companies operating in the Area (“Company”)
Dealer Address (For Official Notices)	Company Address (For Official Notices)
140-J Airport Road Arden, NC. 28704	Cingular Wireless 3800 Arco Corporate Drive Suite 200 Charlotte, NC 28273 Attn: Vice President/General Manager
Dealer Contact	Company Contact
Name: Brian Riley Title: COO Telephone: (828) 684-7644 Fax: (828) 684-4802	Name: Shawn Eckroth Title: Area Retail Sales Manager Telephone: 704-451-8000 Fax: 704-423-5055 Email: Shawn.Eckroth@cingular.com
Dealer Billing Address
140-J Airport Road Arden, NC. 28704

This Agreement consists of this Cover Page, the attached Terms and Conditions, Schedule 1 (Area & Approved Retail Locations), Schedule 2 (Compensation Schedule), and all Dealer Policies issued in accordance with the Terms and Conditions (collectively, this “Agreement”).

This Agreement is effective as of 9/1/2005, and continues in effect for an initial term of 3 years, unless earlier terminated in accordance with the provisions of this Agreement.

DEALER’S SIGNATURE BELOW ACKNOWLEDGES THAT DEALER HAS READ AND UNDERSTANDS EACH OF THE PROVISIONS OF THIS AGREEMENT AND AGREES TO BE BOUND BY THEM.

BBI Enterprises, Inc. DBA Cyber Cynergy By:______________________________________ (Authorized Signature) Name: Brian Riley Title: COO Date:______________________________
Cingular Wireless II, LLC, on behalf of its affiliated companies operating in the Area

By:______________________________________
(Authorized Signature)

Name: Robert Forsyth
Title: Vice President, General Manager
Date:___________________________

CINGULAR WIRELESS EXCLUSIVE DEALER AGREEMENT
Terms and Conditions

1. DEFINITIONS.

1.1 Affiliate: Dealer’s employees, officers, directors, consultants, owners’ immediate family members, or any person, company, partnership or other entity that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with Dealer, Dealer’s employees, officers, directors, or owners’ immediate family members.

1.2 Competitive Service: Any wireless communications service offered by any person, entity, or business (other than Company) in the Area that is capable of providing wireless voice or data service that is functionally similar or equivalent to Company’s Service, irrespective of the radio frequency on which the service is offered, including, without limitation: commercial mobile radio service, specialized mobile radio communications, mobile satellite communications, cellular service, personal communications services, Wi-Fi, Wi-Max, one and two-way paging services, and services on similar frequencies or technologies; and any service that competes with any other service that Company offers under this Agreement.

1.3 Equipment: Wireless devices necessary for using Service that meet FCC and Company technical standards, that comply with all fraud prevention specifications required by Company, and that are certified by Company for use on its Service.

1.4 Service: All voice and data wireless services that Company provides within the Area, whether or not Dealer is authorized to sell these services.

1.5 Subscriber: A customer of Service, including without limitation all end-users of Service, or an applicant to Service.

2. RELATIONSHIP OF THE PARTIES.

2.1 Area. Company has received regulatory authority to operate as a facilities-based provider of Service within the Area. The Area is defined as the one or more Company operating markets that are listed on the attached Schedule 1 - Area & Approved Retail Locations. If Dealer is authorized to operate in more than one market, an additional Schedule 1 will correspond to each additional market. Company’s authorization to add a market to the Area listed on Schedule 1 must be in writing and signed by Company. Each Company market may have a different Compensation Schedule and different Dealer Policies from those of other markets operating under this Agreement. Company may terminate Dealer’s authorization to operate in any individual market due to a breach of this Agreement or as otherwise specified in this Agreement.

2.2 Authorization from Approved Retail Locations. Company authorizes Dealer to offer and sell Service -- excluding Service that Company has defined as non-authorized Service -- only from Approved Retail Locations, which are Dealer’s retail locations within the Area that have been approved by Company in writing under this Agreement. The Approved Retail Locations are listed on Schedule 1, which Company may issue from time to time to update the list of Approved Retail Locations within an existing market.

2.3 Nature of Relationship. The relationship created by this Agreement is that of independent contracting parties and is not any other relationship, including, without limitation, that of joint employers, a joint venture, or a partnership. Personnel employed by, or acting under the authority of a party to this Agreement are not employees or agents of the other party. Company and Dealer assume sole responsibility for the employment, compensation, discharge, and control of their own respective employees, contractors, and agents, and for ensuring their compliance with this Agreement. Dealer is not a general agent of Company. Dealer has not paid and is not required to pay any franchise fee or other fee to be a dealer for Company or to use Company's name or other intellectual property. This Agreement does not create any franchise between the parties. Neither Dealer nor any Affiliate may be a reseller of Company’s Service.

2.4 Prohibitions and Restrictions.

2.4.1 Dealer is prohibited from conducting any telemarketing, direct marketing, or electronic commerce effort to solicit Subscribers from the general public. Any exceptions to this restriction must be made in writing and signed by Company. Further details regarding this restriction and any limited exceptions may be contained in the Dealer Policies related to direct marketing and electronic commerce.

 2.4.2 Company reserves the right to declare selected Service as non-authorized Service by restricting Dealer from selling Service: (a) on certain non-authorized service rate plans (voice or data); (b) on certain types of technologies; (c) on certain models of Equipment; (d) to certain specifically enumerated Subscribers; (e) to certain classes of Subscribers, such as those that generate revenues above a specific level, or governmental or corporate entities; and (f) by certain sales or marketing methods. All applicable restrictions are defined in the Dealer Policies or may be communicated to Dealer in writing from time to time.

2.4.3 Dealer is prohibited from having subdealers under this Agreement. Dealer must not, directly or indirectly, share any compensation earned under this Agreement with any other person or entity that sells Service to the public, except for Dealer's own employees or contracted sales representatives. Dealer must not allow any other person or entity to use its dealer codes issued by Company under this Agreement. Any exceptions to these prohibitions must be under a separate written amendment between the parties.

2.5 Other Competitive Distributors. Company currently sells Service and equipment directly to potential Subscribers and has also appointed other dealers, retailers, resellers, and others to sell Company's Service in the Area in direct competition with Dealer. Company reserves the right to continue these direct and indirect distribution practices in the future at any location within the Area regardless of the proximity to any Approved Retail Location. Company and others may also sell other products and services and provide installation, repair, or warranty service in the Area. In addition, Company may enter into agreements with other exclusive or nonexclusive distributors that contain compensation and terms and conditions that are different than the compensation and terms and conditions in this Agreement, and that permit these competitive distributors to offer products and services in the Area that are different than the products and Services that Dealer is authorized to distribute under this Agreement. Company, in its sole discretion, determines which products and services that Dealer is authorized to distribute under this Agreement and Company is not obligated to authorize Dealer to distribute any of the products or services offered by the competitive distributors.

2.6 Acknowledgments and Representations.

   2.6.1 Company and Dealer understand and accept that the terms, conditions, and covenants contained in this Agreement are reasonably necessary to maintain Company's high standards for Service and to protect and preserve the goodwill of Company's Service and its brand. Dealer has made material representations to Company in its application to become an authorized dealer of Company and Company has relied upon these representations as a material inducement to enter into this Agreement.

2.6.2 Dealer represents and warrants to Company that the execution and performance of this Agreement does not violate any other contract or obligation to which Dealer is a party, including terms relating to covenants not to compete, exclusive dealing, and confidentiality covenants. Dealer must not disclose to Company, or use or induce Company to use, any proprietary information or trade secrets of any other person, association, or entity.

2.6.3 Company expressly disclaims the making of, and Dealer acknowledges that it and its Affiliates have not received, have no knowledge of, and are not relying on any representation by any employee or representative of Company or its affiliates as to: (i) the revenue or profitability that Dealer might achieve as a result of entering into this Agreement; (ii) the number of activations, upgrades, or other business activity that Dealer may facilitate as a result of entering into this Agreement; (iii) the quality of the network from which Services are provided; and (iv) any other factor relating to the business operations of Dealer, except as expressly set forth in this Agreement. Dealer represents that it has independently investigated the risks and opportunities of the business outlined in this Agreement and has independently decided to sign this Agreement. Dealer acknowledges that it is responsible for independently deciding on the location of each Approved Retail Location and Company is not responsible for Dealer’s decision to open any Approved Retail Location.

3. APPROVED RETAIL LOCATIONS.

3.1 Opening an Approved Retail Location. When Dealer is opening its initial Approved Retail Location(s), and if Dealer desires to open any additional location, Dealer must first receive written approval from Company. Dealer is solely responsible for selecting any potential location, but Company may approve or deny any location at its sole discretion. The lease for any location that Company approves must be in Dealer’s own name. Company must be named in each lease as a preapproved assignee of that lease. Dealer expressly acknowledges that it does not have the authority to bind Company or its affiliates to any lease agreements. Upon request by Company, Dealer must submit any proposed lease to Company for its approval before Dealer signs the lease. Dealer must promptly notify Company of the date a new location opens so that Company may issue a revised Schedule 1. Any retail location approved by Company under this Agreement that Dealer opens in the Area constitutes an Approved Retail Location subject to the terms and conditions of this Agreement, whether or not the change is actually reflected on Schedule 1.

3.2 Selling or Closing a Leased Approved Retail Location.

3.2.1 If Dealer wants to terminate, transfer, sell, or otherwise dispose of its leasehold interest in an Approved Retail Location, Dealer must provide Company with 90 days advance written notice setting forth the reasons for the closure, transfer, sale, or disposal, and with a copy of the relevant lease. Company has 45 days from the date it receives this notice to decide to either assume or reject the remainder of each lease. If Company decides to assume a lease, Dealer must assign the lease, together with all leasehold improvements to this Approved Retail Location, to Company without any additional consideration. However, Company will reimburse Dealer for the depreciated value of any direct out-of-pocket expenses that Dealer incurred for the purchase of any equipment, furniture, or fixtures that were required by Company and for which Dealer was not previously reimbursed. Company has no obligation to reimburse Dealer for any expenditures that were not required by Company. Dealer remains responsible for all of its obligations under the lease through the effective date of the assignment. If Company decides not to assume any lease, Dealer must notify Company as soon as the Approved Retail Location actually closes or is transferred so that Company may issue a revised Schedule 1. If Dealer closes down or stops selling Service from any Approved Retail Location, that location automatically loses its approval and is no longer an Approved Retail Location, whether or not Dealer complied with this Agreement regarding that closure or transfer and whether or not the change is actually reflected on Schedule 1.

3.2.2 Failure to provide Company with the required advance written notice may result in the unnecessary closure of an Approved Retail Location, which would cause the Company to suffer monetary damages and damages to its reputation and goodwill. These damages would be difficult to quantify and measure. As a result, Dealer must pay Company $50,000 as liquidated damages for each Approved Retail Location that is closed without providing the required advance written notice. Acceptance by Company of liquidated damages under this provision does not limit Company’s right to seek any other appropriate remedies under this Agreement, including without limitation termination of this Agreement.

3.3 Termination of Agreement. If Dealer elects to terminate this Agreement without cause, or to not renew this Agreement at the end of any term, then Company has the option in its sole discretion, to require Dealer to assign to Company the leases together with all leasehold improvements for those Approved Retail Locations that Company selects without any additional consideration. However, Company will reimburse Dealer for the depreciated value of any direct out-of-pocket expenses that Dealer incurred for the purchase of any equipment, furniture, or fixtures that were required by Company and for which Dealer was not previously reimbursed. Company has no obligation to reimburse Dealer for any expenditures that were not required by Company. Dealer remains responsible for all of its obligations under all leases through the effective date of the assignment.

3.4 Right of First Refusal for Dealer-Owned Approved Retail Locations. If Dealer owns one or more Approved Retail Location and if at any time during the term of this Agreement or upon termination of this Agreement, Dealer receives a bona fide offer from a third party to lease any or all of these Approved Retail Locations (whether directly or indirectly), and Dealer desires to accept this offer, Dealer must notify Company in writing of the terms of this offer. Dealer must provide Company 60 days in which to exercise Company’s right of first refusal from the date Company receives notice of the pending lease. If Company elects to exercise this right related to leasing Dealer’s Approved Retail Locations, then Company will deliver a written notice to Dealer representing Company’s desire to lease these Approved Retail Locations at the same price that is offered to Dealer by the third-party.

3.5 Dealer Cooperation. If Company elects assignment or purchase of any Approved Retail Location, then Dealer must cooperate with Company to provide and sign all appropriate documents requested by Company to facilitate the transaction. Dealer must convey all right, title, and interest to Company in all furniture, fixtures, improvements, and other personal property located in the assigned Approved Retail Locations. Dealer must also cooperate with Company if the landlord or other third party requires additional steps to facilitate the transaction.

4. DEALER’S RESPONSIBILITIES.

4.1 General. Dealer must devote sufficient resources and use commercially reasonable efforts to promote and sell the Service authorized by Company at all times while this Agreement is in effect. Dealer must not take any action inconsistent with this Agreement and must support Company's efforts in providing Service to Subscribers. Dealer must provide timely, courteous, and efficient service to Subscribers and must be governed in all dealings with members of the public by the highest standards of honesty, integrity, ethical conduct, and fair dealing. Dealer must not engage in any business practice, promotion, or advertising that may be harmful to Company’s business or goodwill.

4.2 Confidentiality.

4.2.1 Dealer may receive certain confidential or proprietary information relating to Company or its affiliates, including without limitation, lists of Subscribers, Subscriber information, Customer Proprietary Network Information “CPNI” as defined in the Telecommunications Act (47 U.S.C § 222), technical, financial, and business information, including without limitation, compensation information, the terms of this Agreement, computer programs, data, specifications, and other information not generally known to the public relating to Company (collectively, "Confidential Information"). Any Confidential Information disclosed to Dealer has been disclosed solely for the performance of its duties under this Agreement, and any improper use or disclosure would irreparably injure Company. All Confidential Information is Company’s trade secret and exclusive property, and must be returned to Company upon request or upon the termination of this Agreement.

4.2.2 During and after the term of this Agreement, Dealer must not directly or indirectly, divulge, sell, give away, or transfer any Confidential Information. Dealer may only use Confidential Information for the performance of its duties under this Agreement and Dealer must comply with further restrictions related to Subscribers’ Confidential Information and Subscriber privacy as set forth in the Dealer Policies. Dealer may only provide its Affiliates with the specific Confidential Information that they require for the performance of Dealer’s duties under this Agreement. Dealer must advise these individuals of the non-disclosure restrictions, and make reasonable efforts to prevent the improper disclosure or use of Confidential Information, including without limitation, having any Affiliates who are not employees agree in writing not to disclose any Confidential Information. If Dealer is served with any form of legal process to obtain Confidential Information, it must immediately notify Company, which has the right to seek to quash this process.

4.3 Access to Company Systems. If Company, in its sole discretion, provides Dealer access to any of Company’s systems for purposes of performing Dealer’s duties under this Agreement, Dealer must use this access only for the purpose authorized explicitly in writing by Company. If Company provides any equipment or software for this purpose, the equipment and software are the sole property of Company at all times, and any software may be subject to a separate license agreement.

4.4 Non-Solicitation. While this Agreement is in effect and for one year after it is terminated, Dealer and its Affiliates must not contact Company’s Subscribers for the purpose of soliciting or giving any incentive to those Subscribers to terminate their agreement with Company or to convert to a Competitive Service within the Area. During the one-year period after this Agreement is terminated, any Subscribers who contact Dealer regarding any aspect of Company’s Service must be referred directly to Company.

4.5 Solicitation and Enrollment. Dealer must solicit Subscribers strictly in accordance with the Dealer Policies for enrollment of Subscribers and must provide adequate training for its salespersons. Company has the sole right to accept or reject all customer applications for Service. Dealer must market Service that Dealer is authorized to sell to potential Subscribers at rates and on terms and conditions established and published solely by Company, as revised by Company from time to time. Dealer has no right or authority to offer any other service plans, or to vary in any way, rates, rate plans, terms, or conditions related to Service. Dealer must comply with any Dealer Policies regarding security deposits for Service.

4.6 Subscriber is Company’s Customer. Once activated, the Subscriber is a customer of Company, and Company is solely responsible for providing billing services to Subscribers. Company may also directly market to and solicit Subscribers as it determines to be in its best interest, without obligation or liability to Dealer. Dealer must not interfere with the contractual relationship between Company and Subscriber in any way. Dealer is not permitted to: a) bill or collect any money from a Subscriber or potential Subscriber for Service, except for prepaid Service and security deposits; b) take any financial responsibility for a Subscriber’s Service charges; or c) suggest or facilitate any arrangement to improperly decrease a Subscriber's financial obligation under its Service agreement.

4.7 Fraudulent Activity. Dealer must assist Company’s efforts to prevent fraudulent or abusive subscription to or use of Company’s Service and must comply with all fraud prevention Dealer Policies. Dealer must not process any application for Service or facilitate Service enrollment that would in any way improperly or fraudulently inflate the number of Subscribers for which it receives compensation or the amount of compensation payable to Dealer for a Subscriber. If Company determines that Dealer has performed any Subscriber activations in a fraudulent, deceitful, or misleading manner, then Dealer is not entitled to compensation under this Agreement for those activations and Dealer is required to compensate Company for losses caused by Dealer’s actions in violation of this section or of the related Dealer Policies.

4.8 Dealer's Business Records. Dealer must create and maintain at its principal office, and preserve for at least 4 years from the date of their preparation, complete and accurate records of its business conducted under this Agreement. These records must include, without limitation, records of all activations of Subscribers, compensation earned, advertising, Subscriber solicitations, equipment sales, and Subscriber complaints. Copies of these records must be provided to Company by Dealer upon reasonable advance notice. Dealer must comply with all requirements for the destruction of business records imposed by law, in addition to all Company requirements that are set forth in the Dealer Policies. Upon reasonable advance notice, Dealer must allow Company or its representative access to Dealer’s facilities and Approved Retail Locations during normal business hours for inspection of these locations and of these business records and to verify compliance with Company’s document destruction policy.

4.9 Minimum Performance Requirements. Company may require Dealer to achieve minimum performance requirements related to Dealer’s Subscriber activations, Subscriber churn, and average revenue per Subscriber within an individual market or within the Area, as set forth in the Dealer Policies. Company may add additional minimum performance requirements, or modify existing minimum performance requirements in any way with 30 days advance written notice to Dealer. Dealer’s failure to achieve the applicable minimum performance requirements in any individual market or in the Area may result in termination of Dealer’s authorization to operate in any individual market or in termination of this Agreement, or in making Dealer ineligible for certain compensation, as set forth in the Dealer Policies.

4.10 Insurance. Dealer must maintain sufficient workers’ compensation insurance and commercial general liability insurance for claims arising out of or occurring in connection with this Agreement, including but not limited to the acts, omissions, or representations of Dealer and its officers, employees, and representatives. This insurance coverage must be maintained at all times during the term of this Agreement at Dealer’s sole expense. Company must be named as an additional insured on each commercial general liability policy. This insurance coverage must be maintained under one or more policies from an insurance company qualified to do business within the Area, with an A.M. Best rating of at least A-, providing minimum liability protection of $1 million per occurrence for bodily and personal injury and death and $1 million per occurrence for property damage. Dealer must provide Company with a certificate of insurance verifying compliance with the provisions of this paragraph upon request.

4.11 Regulatory Matters. This Agreement is subject to changes necessary to comply with the laws, orders, or regulations of local, state, and federal regulatory agencies with jurisdiction over Service in the Area or over Dealer's activities. Company may take any action it determines is reasonably necessary to comply with these laws, orders, and regulations. Dealer must not take any action inconsistent with Company’s efforts, and must cooperate with Company before any regulatory authorities.

4.12 Compliance with Laws. Dealer must comply with all local, state, and federal laws and regulations applicable to Dealer’s business under this Agreement. Dealer must not discriminate against any Subscriber, employee, or applicant for Service because of race, color, religion, age, sex, national origin, or physical handicap during the performance of this Agreement, and must comply with all applicable nondiscrimination laws.

4.13 Exclusivity.

4.13.1 Within the Area, Dealer and its Affiliates must not, directly or indirectly: (a) solicit, sell, offer, or accept offers for a Competitive Service; (b) induce or refer any actual or prospective Subscriber of Service to subscribe to a Competitive Service; (c) provide any leads to a distributor of Competitive Service; (d) activate subscribers through a reseller or act as a reseller, whether for Company or a Competitive Service; (e) lease, sub-lease, or otherwise provide space to any distributor of Competitive Service; or (f) share financial resources, retail space, administrative support, sales support, managerial support, or any other business resources with any distributor of Competitive Service.

4.13.2 If, as a result of a violation of this exclusivity provision of this Agreement, Dealer or any Affiliate activates a customer on Competitive Service, Company will suffer monetary damages and loss of goodwill, the value of which is difficult to measure. As a result, Dealer must pay Company $1500 as liquidated damages for each end-user customer that Dealer or its Affiliate activates on Competitive Service, which sum Dealer agrees is reasonable. Dealer must, upon Company’s written notice, make its books and records available to Company to permit verification of Dealer’s compliance with this provision. In the event of Dealer’s refusal to permit this inspection, Dealer must pay Company $1500 as liquidated damages for each end-user customer that Dealer or its Affiliate activates on Competitive Service, as determined by Company. Acceptance by Company of liquidated damages under this provision does not limit Company’s right to seek any other appropriate remedies under this Agreement, including without limitation termination of this Agreement.

5. COMPANY’S RESPONSIBILITIES.

5.1 Service. Company will provide Service to Subscribers subject to regulatory and legal approvals, and based on Company’s own guidelines and standards for the provision of Service, which Company may change from time to time at its sole discretion.

5.2 Training. Company will make sufficient training available to Dealer for it to properly offer and sell products and services under this Agreement, in Company’s sole discretion.

5.3 Marketing Support. Company will promote and advertise its Service and provide promotional literature from time to time as Company considers appropriate.

5.4 Compliance with Laws. Company will comply with all local, state, and federal laws applicable to Company’s business under this Agreement.

5.5 Reporting. Company will provide information and reporting related to Dealer’s business conducted under this Agreement as Company considers appropriate based on Company’s systems and capabilities.

6. COMPENSATION.

6.1 Compensation Schedule. Subject to the terms and conditions of this Agreement, Dealer will earn from Company the compensation set forth in the attached Schedule 2 - Compensation Schedule. The Compensation Schedule specifies the complete amount owed to Dealer for Dealer’s performance of services and its compliance with obligations under this Agreement.

6.2 Modifications. Company may modify the terms and conditions or the payment amounts of every type of compensation listed in the Compensation Schedule in any way with at least 30 days advance written notice to Dealer, including without limitation any Subscriber Management Fees that may be offered in the Compensation Schedule. Company may, without advance notice to Dealer, stop offering any Service plans, or may introduce new or revised Service plans and new services with different compensation than what is set forth in the Compensation Schedule.

6.3 Offset/Recoupment. Company or its affiliates may, at any time, offset and recoup against any and all amounts owed to Dealer or its Affiliates any amounts owed by Dealer or its Affiliates to Company, including but not limited to amounts owed or to be owed under this Agreement, or any other agreement, and any costs or damages incurred by Company and indemnified by Dealer.

6.4 Compensation Net of Chargebacks. All compensation earned by Dealer under this Agreement for a Subscriber must be paid back to Company if the Subscriber deactivates from Service or other changes to Service occur that constitute a Chargeback as defined in the Compensation Schedule. The time period in which a Chargeback applies is called the Chargeback Period, which is also defined in the Compensation Schedule. Any compensation generated by Dealer under this Agreement is not owed by Company to Dealer until after Dealer’s Chargebacks have been deducted.

7. EQUIPMENT.

7.1 Certified Equipment. Dealer may only sell or lease to Subscribers models of Equipment and SIMs that are fully compatible with Company’s Service and that are certified by Company. Dealer must not recommend, sell, or furnish any equipment or accessories disapproved by Company or the FCC for any reason, including without limitation for failure to meet reasonable technical, security, or reliability standards. Equipment sold by Company meets all standards required under this Agreement. Company may require or prohibit the use of certain Equipment with selected rate plans or in certain geographic areas, at Company’s sole discretion.

7.2 Credit Approval/Limitations on Equipment Sales. Dealer must apply for credit approval in order to purchase Equipment from Company other than on a cash delivery basis, and may be required to sign security agreements, financing statements, and related documents in seeking credit approval. Company may accept or reject Dealer’s credit application and may reevaluate Dealer’s credit status and limit or eliminate Dealer’s credit purchases at Company’s sole discretion at any time. Company may not sell Equipment to Dealer at certain times for various reasons, including, but not limited to, exhaustion of Equipment supplies, manufacturing shortages, supply disruptions, legal prohibitions, or technological obsolescence.

7.3 Dealer Purchase of Equipment.

7.3.1 All Equipment sold by Company to Dealer is sold at prices established by Company from time to time and under the terms and conditions of this Agreement. Company reserves the right to only make certain models of Equipment available for purchase by Dealer. All purchases must be made by Dealer in the form of a written purchase order that must be placed with Company, subject to acceptance by Company. The terms and conditions appearing on the purchase order form and made a part of this Agreement are limited to the following information, which is necessary to assure prompt processing: (a) Company’s invoice number; (b) delivery information; (c) Company’s shipping charges (if applicable); (d) description; (e) quantity (within applicable limits); (f) applicable sales tax; (g) Company’s price of each item and final total cost; and (h) signed purchase authorization. Any additional terms or terms inconsistent with this Agreement contained in the purchase order are deleted and are of no effect.

7.3.2 Delivery of Equipment is made to Dealer’s designated delivery point. Company may charge delivery costs at its discretion to cover its expenses. Title and risk of loss of Equipment pass to Dealer when the Equipment is shipped from the dock of either Company or its supplier.

7.3.3 Payment for Equipment sold on credit to Dealer is due 30 days from the date of invoice. Dealer must pay the full invoiced amount without deductions. If Company agrees that any disputed invoice is incorrect, Company will submit another invoice for the corrected amount.

7.3.4 If any amount payable by Dealer to Company becomes past due, in addition to other remedies for breach including but not limited to the immediate termination of this Agreement, Company may elect one or more of the following: (a) require Dealer to pay its account in full; (b) exercise Company’s right of offset to collect any money owed by Dealer; (c) require Dealer to deposit with Company an irrevocable commercial letter of credit, cash, or other form of security, in form and content acceptable to Company; or (d) require Dealer to pay interest charges of 1.5 percent per month, or the maximum rate allowed by law, whichever is lower, on the outstanding balance due.

7.4 Manufacturer’s Warranty. Dealer must make the manufacturer’s limited warranty statement for Equipment readily available to its customers at the time of sale. Dealer must not make any warranty representations that are in addition to the statements in the manufacturer’s limited warranty.

7.5 Disclaimer of Warranty by Company. Except for the warranty of title, which is provided by Company with Equipment purchased under this Agreement, COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY EQUIPMENT. COMPANY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY OF FITNESS OR QUALITY.

7.6 Limitation of Liability for Equipment. COMPANY IS NOT LIABLE TO DEALER FOR LOST PROFITS OR REVENUES, WHETHER PRESENT OR PROSPECTIVE, FOR LOSS OF TIME OR BUSINESS REPUTATION, INCONVENIENCE, LOSS OF USE OF ANY EQUIPMENT, PROPERTY DAMAGE, OR FOR ANY OTHER INDIRECT, SPECIAL, RELIANCE, INCIDENTAL, OR CONSEQUENTIAL LOSS OR DAMAGE CAUSED BY ANY EQUIPMENT OR ITS FAILURE TO WORK. THESE LIMITATIONS OF LIABILITY APPLY TO ALL CAUSES OF ACTION IN ANY WAY RELATED TO THE EQUIPMENT, INCLUDING, WITHOUT LIMITATION, ALLEGED BREACH OF WARRANTY, BREACH OF CONTRACT, PATENT OR COPYRIGHT INFRINGEMENT, OR TORT, WHETHER IN NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSSES OR DAMAGES. IN THE EVENT OF ANY LIABILITY OF COMPANY TO DEALER RELATED TO EQUIPMENT SOLD UNDER THIS AGREEMENT, THIS LIABILITY IS LIMITED TO THE LESSER OF (a) DEALER’S PROVEN DIRECT DAMAGES, OR (b) THE PURCHASE PRICE OF THE EQUIPMENT WITH RESPECT TO WHICH THE ALLEGED LOSSES OR DAMAGES ARE CLAIMED.

7.7 Transshipment. Dealer must sell Equipment and SIMs purchased from Company or bearing Company’s Marks to individuals or businesses that it reasonably believes are the actual end users of this Equipment for activation to Service within the Area. Dealer must not sell or ship these SIMs or Equipment to any location outside of the Area, directly or indirectly. Dealer must comply with all Dealer Policies regarding transshipment and inactivated Equipment levels. If Company determines that Dealer has engaged in transshipment, this Agreement may be terminated immediately and Dealer must pay for losses suffered by Company.

7.8 Equipment Pricing/Returns. All prices for sale of Equipment and accessories by Dealer to Subscribers must be established solely by Dealer. Dealer must abide by Company’s Equipment return policies relative to Subscribers and to Dealer, as set forth in the Dealer Policies.

8. DEALER POLICIES.

8.1 Compliance with Dealer Policies. Dealer must comply with all policies governing the conduct of Dealer's business under this Agreement reasonably prescribed from time to time by Company. All policies issued by Company under this Agreement are incorporated by reference in this Agreement in their entirety (“Dealer Policies”). Dealer’s failure to comply with these Dealer Policies constitutes a material breach of this Agreement and may subject Dealer to monetary penalties that are specifically outlined in the Dealer Policies, forfeiture of Dealer’s right to sell certain products or services, termination of this Agreement, or other remedies identified in the Dealer Policies. Company will send written notice to Dealer of any new Dealer Policies issued by Company or of any changes to existing Dealer Policies. In addition, Dealer must comply with other operational manuals, procedural guides, or information statements that Company may issue from time to time.

8.2 Distribution of Other Products and Services. Company may, in its sole discretion, offer Dealer the opportunity to distribute other products and services under the terms and conditions of this Agreement through a Dealer Policy. If Dealer chooses to participate in distributing other products and services, it must comply with any additional terms and conditions set forth in the relevant Dealer Policies.

9.

9.1 Use of Marks. During the term of this Agreement, Company authorizes Dealer to be an Authorized Dealer of Company and to use its trademarks, service marks, trade names, logos, or similar markings that Company owns or is licensed to use (“Marks”) subject to the limitations contained in this Agreement, including the Dealer Policies. Company will publish a list of authorized Marks that Dealer is licensed to use on a nonexclusive basis and the words identifying or qualifying Dealer’s relationship to Company, all of which Company may change from time to time. Dealer must indicate that Company is the provider of the Service in its advertising, and may use the authorized Marks in its advertising. Dealer must not use the Marks for any other purpose without the express prior written consent of Company.

9.2 No Transfer of Rights. This Agreement does not transfer any rights to use any Marks (except to the limited extent expressly set forth in this Agreement) and does not confer any goodwill or other interest in the Marks. All Marks and the great value of the associated goodwill are the exclusive property of Company. All displays, banners, signs, and other similar tangible property bearing Company’s name or Marks are the sole property of Company. Dealer must not challenge Company's ownership of the Marks in any way. Company transfers no rights and grants no licenses, express or implied, under any patents or other intellectual property owned or licensed by Company.

9.3 Unauthorized Use. Any unauthorized use of the Marks by Dealer or its Affiliates or agents constitutes infringement of Company's rights and a material breach of this Agreement. Upon demand by Company or upon termination of this Agreement for any reason, Dealer must immediately discontinue use of all Marks. In this event, Dealer must promptly return all signage and other materials bearing Company’s name, or allow Company to enter Dealer’s premises to remove these materials upon 5 business days advance notice. If landlord or governmental approval is required to remove any signage, Dealer must take reasonable action to assist Company’s efforts to obtain these approvals. Dealer must cooperate with Company’s efforts to protect its Marks and other intellectual property.

9.4 Advertising. Dealer is under no obligation to conduct any type of advertising. If Dealer chooses to advertise, however, Dealer must conform to the highest ethical standards for advertising, take all reasonable steps to make sure that its advertising materials are factually correct, comply with all applicable laws, and correctly use the Marks. Company may require that Dealer’s marketing and advertising materials be submitted to Company for review before being used, as set forth in the Dealer Policies.

10. TERM AND TERMINATION.

10.1 Term. This Agreement will automatically renew for successive one-year periods under the same terms and conditions as are in effect at the time of the renewal. Either party may terminate this Agreement if it gives written notice to the other party of its intention to terminate this Agreement at least 60 days before the expiration of the then current term.

10.2 Termination for Cause with Cure Period. Subject to the provisions contained in section 10.3, either party may terminate this Agreement by written notice to the other party if the other party breaches any material provision of this Agreement. In the event of a breach, the allegedly breaching party must be provided with written notice of any violation of this Agreement and offered 30 days to cure this violation after receiving this notice. If the breach is not cured by the end of the 30-day period, then any previously delivered termination notice becomes effective without further notice.

10.3 Termination for Cause Immediately Upon Written Notice. Despite the above, a breach by Dealer of any part of sections 2.6.2, 3.2, 4.1, 4.2, 4.3, 4.4, 4.7, or 9 of this Agreement is not subject to cure and, accordingly, any such breach gives Company the right to terminate this Agreement immediately upon written notice to Dealer. Either party may also terminate this Agreement immediately upon written notice to the other party if the FCC or any other regulatory agency promulgates any regulation or order that prohibits or substantially impedes either party from fulfilling its obligations, or if the other party: (a) becomes financially insolvent; (b) makes an assignment for the benefit of creditors; (c) has an Order for Relief under the United States Bankruptcy Code entered by any federal court against it; or (d) has a trustee or receiver of any substantial part of its assets appointed by any court. Company may terminate this Agreement immediately upon written notice if for any reason Company is no longer authorized to provide Service within the Area, if Dealer is found to have made a material misrepresentation or omission to Company during the application process, or if Dealer is found to have engaged in fraudulent or illegal conduct that either harms Company or that is likely in Company’s sole discretion to adversely affect Company’s reputation or goodwill.

10.4 Termination Without Cause. Either party may terminate this Agreement in its entirety, without cause, with 90 days prior written notice to the other party. Either party may also terminate this Agreement with respect to any individual market or markets listed on Schedule 1, without cause, with 90 days prior written notice to the other party.

10.5 Termination Reserve/Payment of Chargebacks. Upon any notice of termination of this Agreement, or notice of termination of Dealer’s authorization to operate in any market, or if Company determines in its sole discretion that Dealer is likely to stop doing business in any market, Company may withhold a reserve from any money owed to Dealer that may be used to satisfy any obligations owed or to be owed by Dealer to Company, including but not limited to, anticipated Chargebacks after the termination of this Agreement or after Dealer stops doing business. Accordingly, Company may hold a reserve in the amount of the approximate value of Dealer’s Chargebacks over the previous 180 days, adjusted for the amount Company expects Dealer to owe, in Company’s sole discretion. Any remaining balance in the reserve 180 days after the termination date will be promptly paid to Dealer. Despite any reserve, if Dealer still owes Company money for Dealer’s post-termination Chargebacks, then Dealer must pay the remaining balance of the Chargebacks to Company within 30 days of written request.

10.6 Obligations of Dealer Upon Termination. Upon the termination of this Agreement, Dealer must: (a) discontinue the use of all Marks, and any similar trade names, service marks, trademarks, signs, or designs, and must return to Company all materials containing any Mark or otherwise identifying or relating to Company's business; (b) cease representing itself in any fashion as a Dealer or representative of Company; (c) return to Company or destroy those documents, records, or other materials (including all copies, either photocopies or electronic copies) that were provided to Dealer by Company or that contain any Confidential Information, including without limitation all information related to Subscribers and all CPNI; and (d) not solicit Subscribers for one year in accordance with the non-solicitation provision of this Agreement.

10.7 No Compensation. Upon termination of this Agreement, Dealer’s right to all forms of compensation under this Agreement ends, including without limitation any Subscriber Management Fees. Similarly, upon termination of Dealer’s authorization to operate in any individual market, Dealer’s right to all compensation under this Agreement related to that market ends, including without limitation any Subscriber Management Fees. However, if under the relevant Compensation Schedule, Dealer is eligible for commission for a Subscriber activation before the termination date of this Agreement and that Subscriber remains active through the relevant Chargeback Period after the termination of the Agreement, then Dealer earns its one-time commission for that Subscriber.

11. DISPUTES.

11.1 Notification and Limitation of Actions. Dealer must notify Company in writing of any controversy or claim it may have regarding this Agreement or its relationship with Company within 120 days of the date Dealer became aware or should have become aware of this grievance or dispute. If Dealer fails to notify Company of the controversy or claim within 120 days, then Company is not liable to Dealer for any loss or injury relating to that controversy or claim. The failure by Dealer to timely notify Company of any grievance or dispute is an absolute bar to the institution of any proceedings that may have been based upon this grievance or dispute.

11.2 Mandatory Pre-arbitration Dispute Resolution Procedures. If a controversy or claim arises out of or related to this Agreement, the dispute resolution procedures in this section are required before either party may initiate arbitration. Either party must request to meet the other party within 14 days, at a mutually agreed time. A representative of Dealer and of Company who are empowered to resolve the matter will meet at least once and will attempt in good faith to resolve the matter. If the matter has not been resolved within 21 days of their first meeting, the matter then becomes the responsibility of a senior executive of each party who has authority to settle the dispute. The parties must promptly prepare and exchange memoranda stating all of the disputed issues and their positions on these issues, an estimate of the amount of direct losses suffered and of the amount of damages claimed, a summary of the negotiations that have taken place, and attaching relevant documents. A senior executive of Company and Dealer will meet for negotiations within 14 days after the end of the 21-day period referred to above at a mutually agreed time. The first meeting of senior executives should be held at the offices of the party receiving the request to meet, and future meetings will rotate between the offices of Dealer and Company.

11.3 Arbitration of Disputes.

11.3.1 Arbitration Clause. If the matter has not been resolved under the mandatory dispute resolution procedures above, then, except as stated in section 11.3.4 of this Agreement, all claims (including counterclaims and cross-claims and also including claims based on tort or other legal theories) and disputes between Dealer and Company must be resolved by submission to binding arbitration. The parties understand that they are waiving all right to a jury trial, even if this arbitration clause is found to be inapplicable or invalid, in which case a judge must decide the dispute. The parties must submit any disputes to the American Arbitration Association (“AAA”) nearest to Dealer within the Area to be decided under the then current AAA commercial arbitration rules, as modified by this Agreement. In the event that AAA declines to administer this arbitration, the parties will then mutually agree upon another qualified arbitration institution. The arbitration must be conducted by 3 arbitrators. The nature and outcome of any arbitration under this Agreement is Confidential Information.

11.3.2 Limitations of Actions. All claims and disputes covered by this provision must be submitted to arbitration by initiating the arbitration no later than 180 days after the aggrieved party became aware or should have become aware that the act or omission giving rise to the claim or dispute occurred, except for the failure to pay invoices for equipment purchased by Dealer from Company. The failure to initiate arbitration within this period is an absolute bar to the institution of any proceedings based on such act or omission. The aggrieved party must initiate arbitration under this provision by sending written notice of an intention to arbitrate to all parties. The notice must contain a description of the dispute, the amount involved, and the remedy sought. Notwithstanding any other limitations set forth in this Agreement, either party is entitled to assert counterclaims within 30 days from the date that it receives notice of any claim asserted against it.

11.3.3 Procedures and Discovery. A prehearing conference must take place to reach agreement on procedural matters, arrange for the exchange of information, obtain stipulations, schedule the arbitration hearing, and attempt to narrow the issues. In order to expedite the arbitration proceedings, the parties agree to place the following limitations on discovery:

(i)	Each party may propound only 10 interrogatories (each subpart counting as one interrogatory) to each other party;

(ii)	The parties may serve document requests. Responsive documents are to be exchanged no later than 45 days after service of the request;

(iii)
Each party may depose up to 8 witnesses of each other party (including current and former employees and officers) and up to two non-party witnesses per each adverse party. Any party deposing an opponent's expert witness must pay the expert's fee for attending the deposition; and

(iv)	Parties may conduct additional discovery beyond the limitations of these express rules only by written stipulation or express permission from the arbitrator upon a showing of good cause.

11.3.4 Right to Seek Injunction. Despite anything to the contrary in this arbitration provision, either party may bring court proceedings to seek an injunction or other equitable relief to enforce any right or obligation under this Agreement. To obtain injunctive or other equitable relief, neither party is required to post a bond, but if required by law or by the court, both parties consent to a bond in the lowest amount permitted by law.

11.3.5 Enforcement of Award. This Agreement provides no greater right of review than that which is conferred under applicable state and federal law. The award of the arbitrator may be confirmed or enforced in any court having jurisdiction under the enforcement provisions of the Federal Arbitration Act.

11.3.6 Fees. Arbitrator’s fees are split equally between the parties unless the arbitrator rules otherwise at the conclusion of the arbitration or this allocation is prohibited as a matter of law. If a party defaults on its obligation to pay, the non-defaulting party has the option to either: (a) make the missed payments and recover them at the conclusion of the arbitration regardless of who prevails, or (b) forego the use of the arbitration process and bring its claim to a court having jurisdiction. If the non-defaulting party brings its claim to a court having jurisdiction, then any statutory or contractual limitations period is tolled from the time that the arbitration was initiated until the matter is officially closed.

12. MISCELLANEOUS.

12.1 Governing Law. Except to the extent governed by federal laws or regulations that preempt state law, the entire relationship of the parties based on this Agreement is governed by the substantive laws of the State of Georgia, without reference to its choice of law rules.

12.2 Cumulative Rights/Waivers. The rights of the parties under this Agreement are cumulative and not exclusive of any other rights or remedies. Either party’s waiver of any right or remedy under this Agreement does not constitute a waiver of that same right or remedy or of any other right or remedy on a future occasion.

12.3 Events Beyond a Party’s Control. Neither party is liable for loss or damage or is in breach of this Agreement if its failure to perform its obligations results from: (a) compliance with any law, order, regulation, or requirement of any federal, state, or local government, or any court of competent jurisdiction; (b) acts of God; or (c) fires, strikes, embargoes, war, terrorism, insurrection, riot, and other causes beyond the reasonable control of the party. Any delay resulting from any of these causes extends performance accordingly or excuses performance, in whole or in part, as may be reasonable.

12.4 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter of the Agreement. There are no other oral or written understandings or agreements between Company and Dealer relating to the subject matter of this Agreement, and this Agreement supersedes all prior negotiations, communications, agreements, and addenda between the parties with respect to the subject matter of this Agreement, but any releases or post-termination covenants are not superseded. Nothing in this Agreement is intended or should confer any rights or remedies upon any person or entity not a party to this Agreement.

12.5 Modification. This Agreement may only be amended or superseded by written agreement signed by authorized representatives of both parties, unless expressly permitted under the terms of this Agreement. Each written modification is effective only in the specific instance and for the specific purpose for which it was given. No course of dealing, course of performance, or usage of trade may be invoked to modify the terms and conditions of this Agreement. No other understandings or representations, whether oral or in writing, may amend or supersede this Agreement.

12.6 Assignment. Neither party may assign this Agreement or any of its rights or obligations under this Agreement without the other party's prior written consent, except that: (a) Company may fully assign its rights and duties under this Agreement to any affiliate, successor, or to any entity or person in connection with a merger or consolidation of Company or with a sale of all or any portion of the assets or business of Company; and (b) Dealer may grant to an institutional lender as collateral for a loan or other credit facility a security interest in the other moneys payable to Dealer under this Agreement subject to the offset rights of Company provided in this Agreement and in any other agreement between Company and Dealer. Any material change of ownership or control of the legal entity of Dealer, whether voluntary or involuntary, constitutes an assignment of this Agreement. Any assignment by Dealer in violation of this section immediately renders this Agreement null and void and conveys no rights or interest.

12.7 Survival. The terms, provisions, representations, and warranties contained in this Agreement that by their sense, context, or express language are intended to survive do survive the termination of this Agreement. The parties must fulfill all surviving obligations in a timely manner, and these obligations are binding upon each party’s respective successors and assigns. Regarding compensation to Dealer, no compensation, including without limitation Subscriber Management Fees, or other compensation related to Dealer’s base of Subscribers under this Agreement or any amendment, survives the termination of this Agreement. The only compensation items that survive are: (a) Company’s obligation to pay Dealer a one-time commission under the Compensation Schedule for a Subscriber who was activated before the termination of this Agreement and who remains on Service beyond the Chargeback Period; (b) Company’s right to Chargeback Dealer under the relevant Compensation Schedule after termination, and Dealer’ obligation to pay Company for these Chargebacks; and (c) Company’s right of Offset/Recoupment.

12.8 Severability. A determination by a court or arbitrator of competent jurisdiction that any provision of this Agreement or any part of it is unenforceable does not cancel or invalidate the remainder of that provision or of this Agreement, which remain in full force and effect and must be construed to carry out the intent of the parties.

12.9 Indemnity. Dealer and Company must defend and indemnify the other party and its affiliates, parents, subsidiaries, and their employees and agents from all liability, damages, punitive damages, fines, expenses, including reasonable attorneys' fees and disbursements, claims, demands, or suits arising from their breach of this Agreement or non-compliance with law, their negligent, willful, or fraudulent acts, or for their failure to act, with respect to the performance of each party’s obligations under this Agreement, including, without limitation, any allegedly unauthorized use of a trademark, patent, copyright, process, method, or device, false or misleading advertising, or bodily injury, death, or damage to property to the extent occasioned by the acts or omissions of the indemnifying party or its affiliates, employees, or agents. Prompt written notice must be provided to the indemnifying party of any claim for indemnity. Each party may conduct its own defense of any claim in which it is named as a defendant without diminishing its indemnity rights. This indemnity provision only applies to claims or liability from third parties and not to claims between the parties. Each party is only responsible for any losses or damages proximately caused by it. The Limitation of Liability provisions of this Agreement do not limit recovery under this Indemnity clause.

12.10 Limitation of Liability. EXCEPT TO THE EXTENT OTHERWISE PROVIDED UNDER THE INDEMNITY PROVISION, NEITHER COMPANY NOR DEALER IS LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, RELIANCE, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUES, AS A RESULT OF ANY DEFAULT OR BREACH OF THIS AGREEMENT OR THE TERMINATION OR NON-RENEWAL OF THIS AGREEMENT OR ANY OTHER EVENT, CONDUCT, ACT OR OMISSION ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, STATUTE, OR OTHERWISE. THIS LIMITATION OF LIABILITY IS MADE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY.

12.11 Notices. All notices, requests, demands, and other communications under this Agreement, must be in writing and are considered given if delivered personally, sent by certified mail, return receipt requested, or sent by nationally recognized overnight carrier to the current address for official notices under this Agreement. The official addresses for notices of this Agreement may be changed by written notice to the other party in accordance with this section. However, Company’s notices regarding Dealer Policies and compensation changes may also be delivered by facsimile, electronic means, or by U.S. Mail.

SCHEDULE 1
Area & Approved Retail Locations

(List only one Company market per page of Schedule 1)

Schedule 1 - The Carolinas

Effective Date: 9/1/2005

A.  The market named above is comprised of the following locations:

Market ID  Market No.  Band  Market Name
MTA006                   6                       B9               SC, NC

B. Approved Retail Locations (in the Company market named above):

Approved Retail Locations:

1.         WS38
140-J Airport Road
Arden NC 28704
(828) 684-7644
(828) 684-4802
mcfeeture24@aol.com

2.         WS57
1630 Spartanburg Highway
Hendersonville NC 28792
(828) 696-1922
(828) 698-2905
Folded_warrior@yahoo.com

3.         WS73
600 North Main Street
Hendersonville NC28792
(828) 699-5337

Tadd.Ayers@CyberCynergy.com

SCHEDULE 2/EXHIBIT C
COMPENSATION SCHEDULE - EXCLUSIVE
Effective Date: On or after September 1, 2005

As of September 1, 2005, this Compensation Schedule replaces and supersedes any prepaid, hybrid, or data addendum to the Agency Agreement, as well as your existing Exhibit C or Schedule 2, unless expressly stated in this Compensation Schedule.

1. Definitions.

1.1 Activation Date: The date on which Company begins to provide the applicable Service to any Authorized Subscriber.

1.2 Authorized Feature: All published features that are generally available within the relevant market in the Area. Any data Authorized Rate Plan, if newly activated together on the same Company SIM with a voice Authorized Rate Plan by the same Authorized GSM Subscriber or Authorized Upgrade Subscriber constitutes an Authorized Feature.

1.3 Authorized Rate Plan: Only the post-paid voice and data rate plans listed on Company’s current point of sale rate plan collateral in each market within the Area. Authorized Rate Plans do not include Cingular GoPhone Rate Plans, Authorized Features (including data rate plans that constitute Authorized Features), demonstration plans or other dealer employee plans, and rate plans determined by Company under this Agreement to be non-authorized rate plans.

1.4 Authorized Subscriber: All variations of Authorized Subscribers defined in this Compensation Schedule.

1.5 Cingular GoPhone Rate Plan: All of the published GoPhone branded rate plans (prepaid/hybrid rate plans initially launched in April 2005) that are generally available within each market in the Area, including without limitation, GoPhone “Pay As You Go” and GoPhone “Pick Your Plan” rate plans. Authorized Subscribers activated on these Cingular GoPhone Rate Plans do not count towards Dealer’s activation totals for compliance or compensation purposes, including without limitation any activation quota of Authorized Subscribers and any SMF or volume bonus, unless expressly stated in writing by Company. Dealer is not permitted to sell any prepackaged GoPhone branded equipment under this Agreement and will not be compensated for activations if selling this equipment.

1.6 Authorized GSM Subscriber: An individual or entity who meets the following conditions:

(a)	who places an order through Dealer for Service on an Authorized Rate Plan (either voice or data) within the Area;
(b)	for whom Dealer has activated a Company SIM together with certified GSM Equipment;
   (c) for whom Service is activated on an Authorized Rate Plan, and is not deactivated before the end of the calendar month in which the Service was activated; and
   (d) who has not been active on an Authorized Rate Plan at any time within 180 days before this Subscriber’s Activation Date, except if it qualifies as a reactivation under this Compensation Schedule. When an individual or entity places more than one order and each order is assigned to a separate Company SIM (for a different wireless service number), each order is treated as a separate Authorized GSM Subscriber.

1.7 Authorized Upgrade Subscriber: An individual or entity who meets the following conditions:
(a) a current Subscriber to any post-paid Company rate plan who meets Company’s current upgrade eligibility requirements;
(b) who Dealer supplies with new certified GSM Equipment;
(c) for whom Dealer renews the term of Subscriber’s contract with Company for at least one additional year on an Authorized Rate Plan, with the express consent of the Subscriber;
(d) for whom Dealer complies with Company’s current upgrade eligibility requirements; and
(e) when an individual or entity places more than one order and each order is assigned a separate Company SIM (for a different wireless service number), each order is treated as a separate Authorized Upgrade Subscriber.

1.8 Authorized Feature Subscriber: An individual or entity who meets the following conditions:
(a)	who is an active post-paid Subscriber of Company, or is currently activating an Authorized Rate Plan;
(b)	who places an order through Dealer for an Authorized Feature;
(c)	who is obligated to pay for the Authorized Feature in addition to the Subscriber’s Authorized Rate Plan;
(d)	for whom an Authorized Feature is activated and has not been deactivated before the end of the calendar month in which the Authorized Feature was activated; and
(e)
when an individual or entity places more than one order for the same Authorized Feature and each order is assigned to a separate Company SIM (for a different wireless service number), each order is treated as a separate Authorized Feature Subscriber.

1.9 Authorized GoPhone “Pay As You Go” Subscriber: An individual or entity who meets the following conditions:
(a) who places an order for Service on a GoPhone “Pay As You Go” rate plan on certified GSM Equipment;
(b) for whom Service is activated on a GoPhone “Pay As You Go” rate plan and airtime is added to the account; and
(c) who has not been active on a GoPhone “Pay As You Go” rate plan at any time within 180 days before this Subscriber’s Activation Date. When an individual or entity activates more than one Company SIM (for different wireless service numbers), each order is treated as a separate Authorized
     GoPhone “Pay As You Go” Subscriber.

1. 10 Authorized GoPhone “Pick Your Plan” Subscriber: An individual or entity who meets the following conditions:
(a) who places an order for Service on a GoPhone “Pick Your Plan” rate plan on certified GSM Equipment;
(b) who makes the initial Service payment in full;
(c) for whom Service is activated on a GoPhone “Pick Your Plan” rate plan, and that is not deactivated before the end of the calendar month in which the Service was activated; and
(d) who has not been active on a GoPhone “Pick Your Plan” rate plan at any time within 180 days before this Subscriber’s Activation Date. When an individual or entity activates more than one Company SIM (for different wireless service numbers), each order is treated as a separate Authorized GoPhone “Pick Your Plan” Subscriber.

1.11 The following terms used in this Compensation Schedule have the corresponding meanings under the Agency Agreement: “Dealer” means “AGENT,” “Service” means “WCS,” and “Company” means “CINGULAR.” Subscriber means any customer of Service.

2. Compensation.

2.1 Compensation Schedules. Dealer earns the compensation set forth in Schedule 2.1/Exhibit C-1 for each Authorized Subscriber. If an Authorized GSM Subscriber activates only one Authorized Rate Plan per Company SIM, then that rate plan (voice or data) constitutes the primary Authorized Rate Plan. Dealer earns no compensation for activations on non-authorized rate plans.

2.2 Compensation for Combined Voice and Data Subscribers. If an Authorized GSM Subscriber activates voice and data rate plans together on the same Company SIM, then the voice Authorized Rate Plan constitutes the primary Authorized Rate Plan, which is compensated as an Authorized GSM Subscriber. The activation of the data Authorized Rate Plan does not constitute a separate Authorized GSM Subscriber and is compensated as an Authorized Feature Subscriber. If an Authorized Upgrade Subscriber upgrades existing voice and data rate plans on the same Company SIM, then the voice Authorized Rate Plan determines Dealer’s compensation, and no compensation is earned for the upgrade of the data rate plan.

2.3  Adding a Voice Authorized Rate Plan Within the Chargeback Period. If a Subscriber or an Authorized Upgrade Subscriber is using a data Authorized Rate Plan as a stand-alone plan (not combined with a voice plan on the same Company SIM), and if this Subscriber adds a voice plan to the same Company SIM within the Chargeback Period, then:

(i)	the voice plan becomes the primary Authorized Rate Plan of the Authorized GSM Subscriber (subject to the Rate Plan change provision under Section 5 below); and

(ii)	the data Authorized Rate Plan deactivates and becomes an Authorized Feature eligible for compensation as an Authorized Feature Subscriber.

2.4 Adding a Voice Authorized Rate Plan After the Chargeback Period. If a Subscriber or an Authorized Upgrade Subscriber is using a data uthorized Rate Plan as a stand-alone plan (not combined with a voice plan on the same Company SIM), and if this Subscriber adds a voice plan to the same Company SIM after the Chargeback Period has expired, then:

(i)	the voice plan becomes the primary Authorized Rate Plan, but is not eligible for compensation; and

(ii)	the data Authorized Rate Plan becomes an Authorized Feature eligible for compensation as a Authorized Feature Subscriber.

     2.5 Compensation Terms. Each Approved Retail Location/Dealer location may be assigned a unique dealer code under which all Authorized Subscribers from that specific physical location must be activated to be eligible for compensation. Company will direct compensation to the Dealer that actually performs the activation based on the dealer code that is used during activation. All compensation will be paid or credited to Dealer by Company within 45 days of the end of the calendar month during which the activation occurred.

3. Chargebacks.

3.1 Chargebacks for Authorized Subscribers Starting September 1, 2005. If any Authorized Subscriber (activated starting September 1, 2005) for which Dealer earned compensation under this Agreement deactivates, is deactivated, or changes to a rate plan that constitutes a deactivation as defined below, then Dealer must refund to Company all compensation earned by Dealer in any manner under this Agreement with respect to this former Subscriber (“Chargeback”). However, once earned, SMF is not subject to Chargeback. The Chargeback amount may be less than 100% if specifically stated in this Compensation Schedule. Subscriber suspensions will not trigger a Chargeback. The “Chargeback Period” or “Vesting Period” means the 180-day period beginning on the appropriate Activation Date where compensation is subject to Chargeback, except that any day or part of a day where a Subscriber is suspended does not count toward the Chargeback Period (and therefore will extend the Chargeback Period). Company will calculate all Chargeback amounts in its sole and absolute discretion and will automatically offset amounts owed to Dealer with amounts owed to Company under this Chargeback provision.

3.2 Rate Plan Changes as Deactivations Starting September 1, 2005. If conducted within the Chargeback Period, the following rate plan changes by any Authorized Subscriber (activated starting September 1, 2005) will constitute “deactivations” and will trigger a Chargeback:

(i)  to a Cingular GoPhone Rate Plan from an Authorized Rate Plan;

(ii)  to an Authorized Rate Plan from a Cingular GoPhone Rate Plan;

(iii)	to a GoPhone “Pay As You Go” rate plan from a GoPhone “Pick Your Plan” rate plan; and

(iv)	to a GoPhone “Pick Your Plan” rate plan from a GoPhone “Pay As You Go” rate plan.

3.3 Combined Voice and Data Subscribers Starting September 1, 2005. For all Authorized GSM Subscribers (activated starting September 1, 2005), if the primary Authorized Rate Plan of an Authorized GSM Subscriber is deactivated within the Chargeback Period, but the data Authorized Rate Plan remains active, then the data Authorized Rate Plan becomes the primary Authorized Rate Plan for this Authorized GSM Subscriber (subject to the Rate Plan change provision under Section 5 below), and any Authorized Feature Subscriber compensation originally earned by Dealer for the data Authorized Rate Plan is subject to Chargeback. Separately, if the data Authorized Rate Plan of an Authorized GSM Subscriber is deactivated within the Chargeback Period, but the primary Authorized Rate Plan remains active, then any Authorized Feature Subscriber compensation originally earned by Dealer for the data Authorized Rate Plan is subject to Chargeback.

3.4 Chargebacks for Subscribers Activated Before September 1, 2005. Chargebacks for all activations that occurred before September 1, 2005 and that generated a commission from Company will be calculated and performed separately by Company, and there will be no change in how these chargebacks were handled from Dealer’s previous compensation Exhibit or Schedule, as applicable. Specifically, for all Dealers under an Agency Agreement with Company, the chargeback terms and conditions regarding the Vesting Period for all qualified Subscribers originally activated under the previously effective Exhibit C are in accordance with the Agency Agreement and that previously effective Exhibit C. For all Dealers under a former AT&T Wireless Dealer Agreement, the Chargeback terms and conditions for all Authorized Subscribers activated under a previously effective Schedule 2 are in accordance with that previously effective Schedule 2.

4. Reactivation Within Chargeback Period.

4.1 Newly Acquired Reactivation. If any Authorized GSM Subscriber (not originally activated by Dealer) is deactivated within that Subscriber’s Chargeback Period, and then reactivated with the same mobile number by Dealer back to an Authorized Rate Plan, this reactivated Subscriber is considered a new Subscriber for purposes of qualifying as an Authorized GSM Subscriber. However, a reactivated Authorized GSM Subscriber is not added to Dealer’s Eligible Subscriber Base for SMF purposes.

4.2 Reactivation by Same Dealer. If an Authorized GSM Subscriber of Dealer is activated on or after September 1, 2005 and is deactivated within that Subscriber’s Chargeback Period, and then reactivated with the same mobile number by Dealer back to an Authorized Rate Plan, this reactivated Subscriber is considered a new Subscriber for purposes of qualifying as an Authorized GSM Subscriber. However, for Chargeback purposes, the Subscriber’s original Activation Date remains unchanged. If an Authorized GSM Subscriber of Dealer is activated before September 1, 2005 and is deactivated within that Subscriber’s Chargeback Period, and then reactivated with the same mobile number by Dealer back to an Authorized Rate Plan, Dealer earns the reconnect/reactivation compensation under the previously effective compensation Exhibit or Schedule, and the original Activation Date remains unchanged.

5. Rate Plan Changes.

5.1 Activations Starting September 1, 2005. If, within the Chargeback Period, an Authorized GSM Subscriber (activated starting September 1, 2005) changes Service to another Authorized Rate Plan, within the same market for which a different amount of compensation is earned under this Compensation Schedule, Company will automatically make the appropriate monetary adjustment to the amount of compensation paid or credited to Dealer for that Authorized GSM Subscriber. If, within the Chargeback Period, the primary Authorized Rate Plan of an Authorized GSM Subscriber (activated starting on September 1, 2005) is deactivated but the data Authorized Rate Plan remains active, this event will constitute a rate plan change under this section where the data Authorized Rate Plan will change to the primary Authorized Rate Plan.

5.2 Activations Before September 1, 2005. Rate plan changes for all Subscribers that were activated before September 1, 2005 and are within the Chargeback Period/Vesting Period will be calculated and performed separately by Company, and there will be no change in how these rate plan changes were handled from Dealer’s previous compensation Exhibit or Schedule.

6. Service Transfers from Market to Market.

6.1 Activations Starting September 1, 2005. For Authorized Subscribers (activated starting September 1, 2005), if the Authorized Subscriber processes the Service transfer from one Company market to another Company market through Company’s relocation center, then no Chargeback will occur. However, if the Authorized Subscriber does not follow Company’s relocation process, a Chargeback will occur if the Service transfer is within the Chargeback Period. In all cases and at all times, a Service transfer will result in that Subscriber being removed from Dealer’s Eligible Subscriber Base.

6.2 Activations Before September 1, 2005. Service transfers for subscribers activated before September 1, 2005 will be handled separately by Company and there will be no change in how these Service transfers were handled from Dealer’s previous compensation Exhibit or Schedule.

7. Cooperative Advertising Funds.

7.1 Cooperative Advertising Funds. Dealer may earn cooperative advertising funds (“Coop Funds”) that accrue in a cooperative advertising account (“Coop Account”) for purposes of reimbursing Dealer for certain advertising or other approved expenses. In order to qualify for reimbursement from the Coop Account, Dealer must comply with any cooperative advertising Dealer Policies (or any coop program Exhibit) issued by Company. The amount of Coop Funds, if any, that will accrue for each Authorized GSM Subscriber is set forth on Schedule 2.1/Exhibit C-1.

7.2 Forfeiture of Funds. All Coop Funds credited to the Coop Account will be permanently forfeited to Company if they are not used within the time frame and according to the Dealer Policies regarding Cooperative Advertising. No interest is paid to Dealer on funds credited to the Coop Account, and any amounts remaining in the Coop Account upon termination of the Dealer Agreement are permanently forfeited to Company.

8. Estimated Compensation. Company reserves the right to estimate compensation due Dealer. This estimate will be revised and adjusted within 60 days based on Company’s review of all relevant records concerning compensation due Dealer.

9. Subscriber Management Fee (“SMF”) under Legacy Cingular Agency Agreements (“Orange”) only (Starting September 1, 2005, all SMF earned by Dealer will be under the following SMF provision).

9.1 A. SMF Service Revenue. SMF Service Revenue consists solely of the applicable month’s billings for all monthly recurring charges for Authorized Rate Plans, Authorized Features, and additional local airtime charges billed to all Subscribers in Dealer’s Eligible Subscriber Base (defined below) in each market.  SMF Service Revenue is reduced by any Service discounts offered by Company to Subscribers.  SMF Service Revenue does not include any other charges billed to Subscribers, including without limitation, amounts billed for activation fees, upgrade fees, roaming fees, fees for additional services, Cingular GoPhone Rate Plan charges, carryover balances from prior month’s invoices, late payment fees, early termination fees, taxes, surcharges, assessments, or charges for any other Services that are not specifically identified as being within SMF Service Revenue.

9.1 B. Pre-9/1/05 SMF Orange Service Revenue. Pre-9/1/05 SMF Orange Service Revenue consists of the revenue used by Company to calculate SMF under Dealer’s previous Company Exhibit C regarding compensation as of August 31, 2005 (“Pre-9/1/05 Exhibit C”). Pre-9/1/05 Orange SMF Service Revenue is reduced by any Service discounts offered by Company to Subscribers.  Pre-9/1/05 Orange SMF Service Revenue does not include any other charges billed to Subscribers, including without limitation, amounts billed for activation fees, upgrade fees, roaming fees, Cingular GoPhone Rate Plan charges, carryover balances from prior month’s invoices, late payment fees, early termination fees, taxes, surcharges, assessments, or charges for any other Services that are not revenue used by Company to calculate SMF under Dealer’s Pre-9/1/05 Exhibit C.

9.2 A. Dealer’s Eligible Subscriber Base (for SMF purposes). Under legacy Cingular Agency Agreements, Dealer’s Eligible Subscriber Base is maintained separately for each individual market where Dealer is eligible and is comprised of the following Subscribers only: all Authorized GSM Subscribers that Dealer activates under this SMF program of the Dealer Agreement starting September 1, 2005. However, Authorized GSM Subscribers that qualify as a reactivation under this Compensation Schedule and Authorized GSM Subscribers activated on legacy Blue rate plans are not added into Dealer’s Eligible Subscriber Base. No other Subscribers will be added to Dealer’s Eligible Subscriber Base, including without limitation, Authorized GoPhone “Pay As You Go” Subscribers, Authorized GoPhone “Pick Your Plan” Subscribers, Authorized Feature Subscribers, and Authorized Upgrade Subscribers, all of which are not included.

9.2 B. Dealer’s Pre-9/1/05 Orange Subscriber Base (under legacy Cingular Agency Agreements only). Under legacy Cingular Agency Agreements only, Dealer’s Pre-9/1/05 Orange Subscriber Base is the base of post-paid Subscribers used by Company to calculate SMF under Dealer’s Pre-9/1/05 Exhibit C, in each individual market where Dealer is eligible. No new Subscribers will be added to Dealer’s Pre-9/1/05 Orange Subscriber Base.

9.3 Removal from Dealer’s Eligible Subscriber Base and Dealer’s Pre-9/1/05 Orange Subscriber Base.

(A) Once a Subscriber has canceled or has been deactivated from Service in Company’s system, including without limitation transferring service from one Company market to another or changing rate plans from any post-paid rate plan to any Cingular GoPhone Rate Plan, that Subscriber is no longer eligible and will be removed from Dealer’s Eligible Subscriber Base or from Dealer’s Pre-9/1/05 Orange Subscriber Base. However, a Subscriber that deactivates and then reactivates with the same mobile number remains in Dealer’s Eligible Subscriber Base or in Dealer’s Pre-9/1/05 Orange Subscriber Base. Dealer’s Eligible Subscriber Base and Dealer’s Pre-9/1/05 Orange Subscriber Base are determined by Company and are based solely on Company’s records. Dealer’s Eligible Subscriber Base is the base of Subscribers that Company uses to determine both Dealer Churn Rate and the amount of SMF that Dealer earns.

(B) Company may, at its discretion, remove all Subscribers from Dealer’s Eligible Subscriber Base and Dealer’s Pre-9/1/05 Orange Subscriber Base who were activated at a specific retail location if Dealer ceases to operate this location or otherwise transfers its interest in the location. Removal takes effect on the date of closure or transfer. However, if within 6 months after closure or transfer, Dealer opens and operates an alternate retail location in the same market that is approved in writing in advance by Company, then the Subscribers that remain active as of the date the alternate retail locations opens for business may be reinstated into Dealer’s Eligible Subscriber Base or Dealer’s Pre-9/1/05 Orange Subscriber Base. Company has the sole and absolute right to approve or not approve any proposed alternate retail location.

9.4 Dealer Churn Rate. Dealer is eligible to earn a monthly SMF for each Company market depending upon its Dealer Churn Rate in each individual market where Dealer is eligible for SMF under this Agreement. Dealer Churn Rate is a single number based on the actual Subscriber post-paid churn rate of Dealer’s Eligible Subscriber Base in each individual eligible market and is measured solely by Company, using Company’s records, rounded to the hundredth decimal place (“Dealer Churn Rate”). The formula Company uses to calculate Dealer Churn Rate is as follows. The number of Subscribers in Dealer’s Eligible Subscriber Base at the beginning and end of any month added together and then divided by 2 is the Dealer’s Average Eligible Subscriber Base. The Dealer Churn Rate is the number of Subscribers in Dealer’s Eligible Subscriber Base that deactivated from Company’s systems in the relevant market in a month divided by Dealer’s Average Eligible Subscriber Base for that same month.

9.5 A. SMF Earned on Dealers Eligible Subscriber Base. SMF is not paid for past service, but rather, is paid for Dealer’s current services under this Agreement, including without limitation, activating new Subscribers, servicing existing Subscribers on Company’s behalf, achieving its churn requirements, and keeping this Agreement in effect. Accordingly, Dealer has no vested interest in SMF and the Subscribers remain Company’s Subscribers at all times. SMF is a potential monthly payment expressed and calculated as a percentage of Dealer’s SMF Service Revenue in the applicable month in each individual market where Dealer is eligible for SMF. SMF, if any, may be earned monthly, where Dealer is eligible, based on Dealer’s prior month Dealer Churn Rate and on the corresponding SMF percentage set forth in Schedule 2.1/Exhibit C-1. Dealer will earn no SMF in any month in which it does not achieve the Dealer Churn Rate set forth in Schedule 2.1/Exhibit C-1 for any individual market. Dealer’s SMF eligibility and the calculation of Dealer’s SMF are specific to each market where Dealer operates.

9.5 B. Pre-9/1/05 Orange SMF Earned on Dealers Pre-9/1/05 Orange Subscriber Base. Pre-9/1/05 Orange SMF is not paid for past service, but rather, is paid for Dealer’s current services under this Agreement, including without limitation, activating new Subscribers, servicing existing Subscribers on Company’s behalf, and keeping this Agreement in effect. Accordingly, Dealer has no vested interest in Pre-9/1/05 Orange SMF and the Subscribers remain Company’s Subscribers at all times. Pre-9/1/05 Orange SMF is a potential monthly payment expressed and calculated as a percentage of Dealer’s Pre-9/1/05 Orange SMF Service Revenue in the applicable month in each individual market where Dealer is eligible for Pre-9/1/05 Orange SMF. Pre-9/1/05 Orange SMF, if any, may be earned monthly, where Dealer is eligible based on the corresponding Pre-9/1/05 Orange SMF percentage set forth in Schedule 2.1/Exhibit C-1. Dealer’s Pre-9/1/05 Orange SMF eligibility and the calculation of Dealer’s Pre-9/1/05 Orange SMF are specific to each market where Dealer operates.

9.6 Termination of SMF and Pre-9/1/05 Orange SMF. Dealer does not earn and will not be paid any SMF or Pre-9/1/05 Orange SMF after the termination of the Dealer Agreement for any reason. As a result, all SMF and Pre-9/1/05 Orange SMF will stop immediately upon termination of the Agreement under all circumstances. Further, Company, in its sole discretion, may terminate or suspend payment of Dealer’s SMF and Pre-9/1/05 Orange SMF for any month in which Dealer fails to achieve any SMF or Pre-9/1/05 Orange SMF qualification requirement as provided in the Agreement.

10. Subscriber Management Fee (“SMF”) under Legacy AT&T Wireless Dealer Agreements (“Blue”) only (Starting September 1, 2005, all SMF earned by Dealer will be under the following SMF provision).

10.1 A. SMF Service Revenue. SMF Service Revenue consists solely of the applicable month’s billings for all monthly recurring charges for Authorized Rate Plans, Authorized Features, and additional local airtime charges billed to all Subscribers in Dealer’s Eligible Subscriber Base (defined below) in each market.  SMF Service Revenue is reduced by any Service discounts offered by Company to Subscribers.  SMF Service Revenue does not include any other charges billed to Subscribers, including without limitation, amounts billed for activation fees, upgrade fees, roaming fees, fees for additional services, Cingular GoPhone Rate Plan charges, carryover balances from prior month’s invoices, late payment fees, early termination fees, taxes, surcharges, assessments, or charges for any other Services that are not specifically identified as being within SMF Service Revenue.

10.1 B.  Pre-9/1/05 SMF Blue Service Revenue. Pre-9/1/05 SMF Blue Service Revenue consists solely of the applicable month’s combined monthly primary rate plan access fees for all post-paid Subscribers in Dealer’s Pre-9/1/05 Blue Subscriber Base (defined below - under legacy AT&T Wireless agreements only) in each market as it was calculated under Dealer’s prior Schedule 2. Pre-9/1/05 SMF Blue Service Revenue is reduced by any Service discounts offered by Company to Subscribers.  Pre-9/1/05 SMF Blue Service Revenue does not include any other charges billed to Subscribers, including without limitation, amounts billed for activation fees, Authorized Feature fees, local or national airtime fees, upgrade fees, roaming fees, fees for additional services, Cingular GoPhone Rate Plan charges, carryover balances from prior month’s invoices, late payment fees, early termination fees, taxes, surcharges, assessments, or charges for any other Services that are not specifically identified as being within Pre-9/1/05 SMF Blue Service Revenue.

10.2 A.  Dealer’s Eligible Subscriber Base (for SMF purposes). Under legacy AT&T Wireless Dealer Agreements, Dealer’s Eligible Subscriber Base is maintained separately for each individual market where Dealer is eligible and is comprised of the following Subscribers only: all Authorized GSM Subscribers that Dealer activates under this SMF program of the Dealer Agreement starting September 1, 2005. However, Authorized GSM Subscribers that qualify as a reactivation under this Compensation Schedule and Authorized GSM Subscribers activated on legacy Blue rate plans are not added into Dealer’s Eligible Subscriber Base. No other Subscribers will be added to Dealer’s Eligible Subscriber Base, including without limitation, Authorized GoPhone “Pay As You Go” Subscribers, Authorized GoPhone “Pick Your Plan” Subscribers, Authorized Feature Subscribers, and Authorized Upgrade Subscribers, all of which are not included.

10.2 B.  Dealer’s Pre-9/1/05 Blue Subscriber Base (under legacy AT&T Wireless Dealer Agreements only). Under legacy AT&T Wireless Dealer Agreements only, Dealer’s Pre-9/1/05 Blue Subscriber Base is the base of post-paid Subscribers used by Company to calculate Continuing Service Awards under Dealer’s previous Schedule 2 regarding compensation as of August 31, 2005 in each individual market where Dealer is eligible. No new Subscribers will be added to Dealer’s Pre-9/1/05 Blue Subscriber Base.

10.3 Removal from Dealer’s Eligible Subscriber Base and Dealer’s Pre-9/1/05 Blue Subscriber Base.

(A) Once a Subscriber has canceled or has been deactivated from Service in Company’s system, including without limitation transferring service from one Company market to another or changing rate plans from any post-paid rate plan to any Cingular GoPhone Rate Plan, that Subscriber is no longer eligible and will be removed from Dealer’s Eligible Subscriber Base or from Dealer’s Pre-9/1/05 Blue Subscriber Base. However, a Subscriber that deactivates and then reactivates with the same mobile number remains in Dealer’s Eligible Subscriber Base or in Dealer’s Pre-9/1/05 Blue Subscriber Base. In addition, a Subscriber will be removed from Dealer’s Pre-9/1/05 Blue Subscriber Base once it has been active for the maximum 36 months after its Activation Date. Dealer’s Eligible Subscriber Base and Dealer’s Pre-9/1/05 Blue Subscriber Base are determined by Company and are based solely on Company’s records. Dealer’s Eligible Subscriber Base is the base of Subscribers that Company uses to determine both Dealer Churn Rate and the amount of SMF that Dealer earns.

(B) Company may, at its discretion, remove all Subscribers from Dealer’s Eligible Subscriber Base and Dealer’s Pre-9/1/05 Blue Subscriber Base who were activated at a specific retail location if Dealer ceases to operate this location or otherwise transfers its interest in the location. Removal takes effect on the date of closure or transfer. However, if within 6 months after closure or transfer, Dealer opens and operates an alternate retail location in the same market that is approved in writing in advance by Company, then the Subscribers that remain active as of the date the alternate retail locations opens for business may be reinstated into Dealer’s Eligible Subscriber Base or Dealer’s Pre-9/1/05 Blue Subscriber Base. Company has the sole and absolute right to approve or not approve any proposed alternate retail location.

10.4 Dealer Churn Rate. Dealer is eligible to earn a monthly SMF for each Company market depending upon its Dealer Churn Rate in each individual market where Dealer is eligible for SMF under this Agreement. Dealer Churn Rate is a single number based on the actual Subscriber post-paid churn rate of Dealer’s Eligible Subscriber Base in each individual eligible market and is measured solely by Company, using Company’s records, rounded to the hundredth decimal place (“Dealer Churn Rate”). The formula Company uses to calculate Dealer Churn Rate is as follows. The number of Subscribers in Dealer’s Eligible Subscriber Base at the beginning and end of any month added together and then divided by 2 is the Dealer’s Average Eligible Subscriber Base. The Dealer Churn Rate is the number of Subscribers in Dealer’s Eligible Subscriber Base that deactivated from Company’s systems in the relevant market in a month divided by Dealer’s Average Eligible Subscriber Base for that same month.

10.5 A.  SMF Earned on Dealers Eligible Subscriber Base. SMF is not paid for past service, but rather, is paid for Dealer’s current services under this Agreement, including without limitation, activating new Subscribers, servicing existing Subscribers on Company’s behalf, achieving its churn requirements, and keeping this Agreement in effect. Accordingly, Dealer has no vested interest in SMF and the Subscribers remain Company’s Subscribers at all times. SMF is a potential monthly payment expressed and calculated as a percentage of Dealer’s SMF Service Revenue in the applicable month in each individual market where Dealer is eligible for SMF. SMF, if any, may be earned monthly, where Dealer is eligible, based on Dealer’s prior month Dealer Churn Rate and on the corresponding SMF percentage set forth in Schedule 2.1/Exhibit C-1. Dealer will earn no SMF in any month in which it does not achieve the Dealer Churn Rate set forth in Schedule 2.1/Exhibit C-1 for any individual market. Dealer’s SMF eligibility and the calculation of Dealer’s SMF are specific to each market where Dealer operates.

10.5 B.  Pre-9/1/05 Blue SMF Earned on Dealers Pre-9/1/05 Blue Subscriber Base. Pre-9/1/05 Blue SMF is not paid for past service, but rather, is paid for Dealer’s current services under this Agreement, including without limitation, activating new Subscribers, servicing existing Subscribers on Company’s behalf, and keeping this Agreement in effect. Accordingly, Dealer has no vested interest in Pre-9/1/05 Blue SMF and the Subscribers remain Company’s Subscribers at all times. Pre-9/1/05 Blue SMF is a potential monthly payment expressed and calculated as a percentage of Dealer’s Pre-9/1/05 Blue SMF Service Revenue in the applicable month in each individual market where Dealer is eligible for Pre-9/1/05 Blue SMF. Pre-9/1/05 Blue SMF, if any, may be earned monthly, where Dealer is eligible based on the corresponding Pre-9/1/05 Blue SMF percentage set forth in Schedule 2.1/Exhibit C-1. Dealer’s Pre-9/1/05 Blue SMF eligibility and the calculation of Dealer’s Pre-9/1/05 Blue SMF are specific to each market where Dealer operates.

10.6 Termination of SMF and Pre-9/1/05 Blue SMF. Dealer does not earn and will not be paid any SMF or Pre-9/1/05 Blue SMF after the termination of the Dealer Agreement for any reason. As a result, all SMF and Pre-9/1/05 Blue SMF will stop immediately upon termination of the Agreement under all circumstances. Further, Company, in its sole discretion, may terminate or suspend payment of Dealer’s SMF and Pre-9/1/05 Blue SMF for any month in which Dealer fails to achieve any SMF or Pre-9/1/05 Blue SMF qualification requirement as provided in the Agreement.

11. Modification. Company may modify the terms and conditions or the payment amounts of every type of compensation listed in this Compensation Schedule in any way with at least 30 days advance written notice to Dealer. Company may, without advance notice to Dealer, stop offering any Service plans, or may introduce new or revised Service plans and new services with different compensation than what is set forth in this Compensation Schedule.

SCHEDULE 2.1 /Exhibit C-1
Compensation Schedule - Exclusive

Effective Date: September 1, 2005

Effective only in the Company Markets within the Area that are listed below

Market(s): Carolinas

I.	AUTHORIZED SUBSCRIBER COMPENSATION (excluding Authorized Feature Subscribers)

1.A. Authorized GSM Subscribers. Applies only to the primary Authorized Rate Plan (all voice Authorized Rate Plans, and all data Authorized Rate Plans that are activated without a voice rate plan on that same SIM).

Authorized Rate Plan Monthly Recurring Charge	Compensation per Authorized GSM Subscriber (2-Year Term)	Compensation per Authorized GSM Subscriber (1-Year Term)	Compensation per Authorized GSM Subscriber (No Term)
$0 - $35	$140	$65	$50
$35.01 - $45	$220	$145	$50
$45.01 - $55	$275	$200	$50
$55.01 - $75	$360	$285	$50
$75.01 +	$440	$365	$50

1.B.  Coop Accrual per Authorized GSM Subscriber =  $20.00

2.  Authorized Upgrade Subscribers

Authorized Rate Plan Monthly Recurring Charge (at end of month)	Compensation per Authorized Upgrade Subscriber (2-Year Term)	Compensation per Authorized Upgrade Subscriber (1-Year Term)
$0 - $35	$80	$25
$35.01 - $45	$125	$50
$45.01 - $55	$150	$75
$55.01 - $75	$200	$125
$75.01 +	$250	$175

3.	Authorized GoPhone “Pay As You Go” Subscriber =$35.00

4.	Authorized GoPhone “Pick Your Plan” Subscriber =$60.00

5. A. Subscriber Management Fee (SMF):

* Dealer Churn Rate at or below 3% = Five Percent (5%) of Dealer’s SMF Service Revenue

* Dealer Churn Rate above 3% = NO SMF

5. B. Pre-9/1/05 Blue SMF = N/A

5. C.	Pre-9/1/05 Orange SMF = Five Percent (5%) of Dealer’s Pre-9/1/05 Orange SMF Service Revenue

II. AUTHORIZED FEATURE SUBSCRIBER COMPENSATION & CHARGEBACK

Each Authorized Feature Subscriber earns four (4) times the monthly recurring charge of the Authorized Feature, up to a maximum compensation of $100.

Company will Chargeback each Authorized Feature Subscriber at three (3) times the monthly recurring charge of the Authorized Feature, up to a maximum Chargeback of $75.

However, there is no compensation for any handset insurance Authorized Feature.